As filed with the Securities and Exchange Commission on October 25, 2010

Registration No. 333-149230

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ArcSight, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	52-2241535
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5 Results Way

Cupertino, California 95014

(Address of principal executive offices)

2000 STOCK INCENTIVE PLAN

2002 STOCK PLAN, AS AMENDED

(Full title of the Plans)

Paul T. Porrini

3000 Hanover Street

Palo Alto, California 94304

(650) 857-1501

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David K. Ritenour Vice President and Associate General Counsel Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304 (650) 857-1501	Russell C. Hansen Mark S. Lahive Gibson, Dunn & Crutcher LLP 1881 Page Mill Road Palo Alto, California 94304 (650) 849-5300

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-149230) previously filed by ArcSight, Inc., a Delaware corporation (“ArcSight”), with the Securities and Exchange Commission on February 14, 2008 (the “Registration Statement”), pertaining to the registration of shares (the “Shares”) of ArcSight common stock, par value $0.00001 per share (the “Common Stock”).

On September 13, 2010, Hewlett-Packard Company, a Delaware corporation (“HP”), Priam Acquisition Corporation, a Delaware corporation (“Purchaser”), and ArcSight entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for HP to acquire ArcSight by means of a tender offer by Purchaser for all of the outstanding shares of Common Stock followed by the merger of Purchaser with and into ArcSight (the “Merger”).

The tender offer was consummated on October 21, 2010.

As a result of the tender offer and the subsequent exercise of a top-up option provided for under the Merger Agreement, Purchaser acquired over 90% of the outstanding shares of Common Stock, and, subsequently, effected the Merger as a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective on October 22, 2010, thus completing HP’s acquisition of ArcSight.

Accordingly, ArcSight has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by ArcSight in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, ArcSight hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on October 25, 2010.

ARCSIGHT, INC.

By:	/s/ Paul T. Porrini
Paul T. Porrini
Secretary

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